News Release
The Investor Relations Group
Investor Contact:
Dian Griesel/Tom Caden/Erika Moran
Media Contact:
Mike Graff
(212) 825-3210

SpaceDev Announces Founder James Benson Steps Down as Chairman and CTO; Benson Starts Independent Space Company to Market SpaceDev’s Dream Chaser™

SpaceDev Appoints Mark Sirangelo as Interim Chairman of the Board
and Announces Creation of Technology Advisory Board

POWAY, CA - September 28, 2006 - SpaceDev, Inc. (OTCBB: SPDV) announced today that Chairman and Chief Technology Officer, James W. Benson, has stepped down from his roles at the Company in order to launch a new independent venture, Benson Space Company, focused on the marketing of commercial space tourism. In compliance with the Company’s by-laws, Mark Sirangelo, the Company’s Chief Executive Officer and Vice Chairman, was appointed as SpaceDev’s interim Chairman of the Board.

“On behalf of all of the shareholders and employees of SpaceDev, we wish to express our appreciation to Jim for all of his passion, insight and creative vision that he has shared with us and the industry since founding SpaceDev,” said Mr. Sirangelo. “He has been a leader in the development of high value and cost efficient space technology. We wish him every success as he explores the exciting future of marketing space tourism. We also look forward to pursuing opportunities to work with him on exciting space programs now and in the future.”

Mr. Benson stated, “I am dedicated to opening space for all of humanity and, working along with SpaceDev, I plan to spend the next several years creating the possibility that anyone who wants to go to space will be able to, safely and affordably. I am very proud of what has been accomplished at SpaceDev. The SpaceDev team has grown to over 200 employees in three states, and the Company continues to secure exciting new contracts for the design and development of high-performance, lower-cost, advanced space technologies. I have total faith in the management team and technical staff at SpaceDev and am looking forward to continuing to work with Mark and his team, to further develop the SpaceDev Dream Chaser™.”

Mr. Benson plans to utilize SpaceDev and the SpaceDev Dream Chaser™ spaceship in his new endeavor. Although he will no longer be active in the management of the Company, he will remain as a member of SpaceDev’s Board of Directors. Mr. Benson was SpaceDev’s founder and also served as Chief Executive Officer until December 2005.

Mr. Sirangelo also announced that SpaceDev will create a Technology Advisory Board to provide guidance input and direction to the Company as it pursues its developmental and scientific investments. "As the Company has expanded its operations, it has become important that we seek the highest level of input possible concerning our research and development efforts," Mr. Sirangelo said. "We are therefore creating this Technology Advisory Board in which we plan to recruit some of the most forward thinking and creative minds in technology to assist us with our decisions."

About SpaceDev

SpaceDev (OTCBB: SPDV) creates and sells affordable and innovative space products and solutions to government and commercial enterprises. SpaceDev’s innovations include the design, manufacture, marketing and operation of sophisticated micro- and nano-satellites, hybrid rocket-based orbital Maneuvering and orbital Transfer Vehicles as well as sub-orbital and orbital hybrid rocket-based propulsion systems for safe human space flight. In addition, Starsys, Inc., a wholly-owned subsidiary of SpaceDev, is engaged in the design and manufacture of mechanical and electromechanical subsystems and components for spacecraft.  Starsys' subsystems enable critical spacecraft functions such as pointing solar arrays and communication antennas and restraining, deploying and actuating of moving spacecraft components.  For more information, visit www.spacedev.com and www.starsys.com.

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism and satisfaction with current prospects, as well as words such as "believe," "intends," "expects," "plans," "anticipates" and variations thereof, identify forward-looking statements, although their absence does not mean that a statement is not forward looking. Forward-looking statements are based on the Company's current expectations. Such forward-looking statements are not guarantees of performance, and the Company's actual results could differ materially from the Company’s current expectations based on many factors that are directly or indirectly related to the items discussed above. Factors directly related to the subject of this release that could cause or contribute to such differences include risks and uncertainties associated with the Company’s acquisition of Starsys Research Corporation, including (i) the Company's ability to effectively integrate operations and effectively execute the business plan, (ii) any loss of a major customer or rescheduling or cancellation of customer orders, (iii) the uncertainties in the government budgeting process, (iv) the combined company’s ability to control costs and expenses, (v) the possibility of further cost overruns on fixed-price contracts, and (vi) the need for additional financing to support the combined business. Reference is also made to other factors set forth in the Company's periodic reports filed with the Securities and Exchange Commission, including "Management's Discussion and Analysis" and other sections of the Company's most current Annual Report on Form 10-KSB and subsequent Quarterly Reports on Form 10-QSB. These forward-looking statements speak only as of the date of this release, and the Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release.

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